Exhibit 99.1

Contact:	Repros Therapeutics Inc.
Joseph Podolski (281) 719-3447
President and Chief Executive Officer

REPROS REQUESTS TYPE B MEETING WITH FDA TO DISCUSS PHASE III
PROTOCOLS FOR ANDROXAL®
 Larry I. Lipshultz, MD Agrees to Serve as Lead Investigator for Phase III Program

THE WOODLANDS, Texas – August 18, 2010 – Repros Therapeutics Inc. (NasdaqCM:RPRX) today announced that the Company has requested a Type B Meeting in order to review the Company’s Phase III protocols for Androxal® in the treatment of secondary hypogonadism.  Androxal is an oral drug that normalizes both testosterone and sperm levels.

Larry I. Lipshultz, MD, Baylor College of Medicine, Professor, Scott Department of Urology, Lester and Sue Smith Chair in Reproductive Medicine, and Past President, American Society for Reproductive Medicine has agreed to serve as Lead Investigator for the Company’s Phase III program and will help Repros in preparing the pivotal protocols.  The studies are being designed to show that only Androxal normalizes both testosterone and sperm concentrations as compared to topical testosterone or placebo.  In a small pilot study previously conducted by Repros, only Androxal resulted in normalization of both testosterone and sperm counts in a majority of subjects.  In this population of men that previously used a topical testosterone, no men on testosterone or placebo exhibited normal concentrations for both measures.  Per FDA recommendation, benefit will be determined by “normalization of serum testosterone levels while preserving fertility.”

Dr. Lipshultz commented, “In an era when increasingly more men are turning to testosterone replacement therapy for treatment of their low testosterone, it is important to many of these men to be able to maintain normal sperm production (spermatogenesis).  Androxal has the potential to play an important role in helping to maintain normal sperm production in those men for whom testosterone replacement therapy is their best treatment and for whom the maintenance of normal spermatogenesis is equally as important.”

About Repros Therapeutics Inc.

Repros Therapeutics focuses on the development of oral small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Repros' ability to have the partial hold on Proellex® lifted and to determine a safe and effective dose for Proellex, maintain its listing on the NASDAQ Capital Market, raise needed additional capital on a timely basis in order for it to continue to fund its operations and pursue its development activities, and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.